Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-122582) pertaining to the Nalco Holding Company 2004 Stock Incentive Plan and the Registration Statements (Form S-1 No. 333-126642, Form S-1 No. 333-118583 and Form S-3 No. 333-130715) of Nalco Holding Company and in the related Prospectus of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedules of Nalco Holding Company and subsidiaries, and the effectiveness of internal control over financial reporting of Nalco Holding Company and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

Chicago, Illinois

February 26, 2010